Exhibit 5.1

September 10, 2019

Hospitality Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Re:         Hospitality Properties Trust

4.350% Senior Notes due 2024, 4.750% Senior Notes due 2026 and 4.950% Senior Notes due 2029

Ladies and Gentlemen:

We have acted as counsel to Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the Company’s authorization for the issuance and sale of an aggregate of $825,000,000 in principal amount of the Company’s 4.350% Senior Notes due 2024 (the “2024 Notes”), an aggregate of $450,000,000 in principal amount of the Company’s 4.750% Senior Notes due 2026 (the “2026 Notes”) and an aggregate of $425,000,000 in principal amount of the Company’s 4.950% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes and the 2026 Notes, the “Notes”), each to be issued pursuant to an Indenture, dated as of February 3, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), to be supplemented by the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture, each to be dated on or about September 18, 2019 (the “Supplemental Indentures”), between the Company and the Trustee (the Base Indenture, as so supplemented by the Supplemental Indentures, the “Indenture”). We understand that the Notes are to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-226944 (the “Registration Statement”).

In connection with this opinion, we have examined and relied upon copies of (i) the Registration Statement, (ii) the final Prospectus dated August 20, 2018 (the “Base Prospectus”) relating to the Registration Statement, (iii) the final Prospectus Supplement to the Base Prospectus dated September 10, 2019, relating to the Notes (the “Prospectus Supplement” and the Base Prospectus, as supplemented thereby, the “Prospectus”), (iv) the Indenture, and (v) resolutions adopted by the Board of Trustees of the Company on September 6, 2019, and resolutions adopted by an Ad Hoc Pricing Committee of the Board of Trustees of the Company on September 10, 2019, each relating to the Notes. We have also examined and relied upon originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies. As to any facts material to the opinions expressed herein, we have relied without independent verification upon certificates of public officials, upon statements of officers or other representatives of the Company and statements of fact contained in documents we have examined.

Hospitality Properties Trust

September 10, 2019

We have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under, the Indenture, that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and that the Indenture is and will be the valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

We express no opinion herein as to any laws other than the laws of The Commonwealth of Massachusetts, the State of New York and the federal laws of the United States. Insofar as this opinion involves matters of Maryland law we have, with the Company’s permission, relied solely upon the opinion of even date herewith of Venable LLP, a copy of which we understand the Company is filing as Exhibit 5.2 to its Current Report on Form 8-K, to be dated on or about September 10, 2019 (the “Current Report”), and with respect to matters involving Maryland law our opinion is subject to the limitations and qualifications set forth in such opinion.

Our opinion set forth below with respect to the validity or binding effect of the Notes or any obligations may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Notes have been duly authorized and, when the Notes have been (A) duly executed and delivered by the Company and authenticated by the Trustee as provided in the Indenture, and (B) duly delivered to the purchasers thereof against payment of the agreed consideration therefor, as provided in the Registration Statement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered to you in connection with the offering of the Notes under the Prospectus. We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Current Report, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to our firm under the caption “Legal Matters” in the Base Prospectus and in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP